   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               PREMIER PARKS INC.
             (Exact name of Registrant as specified in its charter)

                           DELAWARE                                                       73-6137714
               (STATE OR OTHER JURISDICTION OF                                         (I.R.S. EMPLOYER
                INCORPORATION OR ORGANIZATION)                                      IDENTIFICATION NUMBER)
                  11501 NORTHEAST EXPRESSWAY                                           KIERAN E. BURKE
                OKLAHOMA CITY, OKLAHOMA 73131                                     11501 NORTHEAST EXPRESSWAY
                        (405) 475-2500                                          OKLAHOMA CITY, OKLAHOMA 73131
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                                    (405) 475-2500
         NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S                        (NAME, ADDRESS, INCLUDING ZIP CODE,
                 PRINCIPAL EXECUTIVE OFFICES)                                AND TELEPHONE NUMBER, INCLUDING AREA
                                                                           CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                           --------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                            JAMES M. COUGHLIN, ESQ.
                             BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 702-5700
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                  TITLE OF EACH                          AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
               CLASS OF SECURITIES                       TO BE          AGGREGATE PRICE        AGGREGATE          REGISTRATION
                TO BE REGISTERED                       REGISTERED           PER UNIT         OFFERING PRICE           FEE
Common Stock, $0.05 par value....................        41,220            $31.625(1)          $1,303,583           $395.03

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1997

PROSPECTUS

                                 41,220 SHARES
                               PREMIER PARKS INC.

                                  COMMON STOCK

    This prospectus (the "Prospectus") relates to the offer and sale (the "Offering") by certain securityholders (the "Selling Securityholders") of Premier Parks Inc. (together with its consolidated subsidiaries, the "Company" or "Premier") of 41,220 shares (the "Shares") of the Company's Common Stock, $0.05 par value (the "Common Stock"). The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company is bearing all costs relating to the registration of the Shares, except that the Selling Securityholders shall bear all selling commissions or discounts incurred by them in connection with the offer and sale of the Shares and all of their legal fees and expenses. This Registration Statement has been prepared in accordance with certain agreements between the Company and the Selling Securityholders.

    The Common Stock is quoted on the Nasdaq National Market ("NASDAQ") under the symbol "PARK." On February 11, 1997, the last reported sale price of the Common Stock as reported on NASDAQ was $29 13/16 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN
  OFFER TO BUY, THE SHARES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL
      FOR THE SELLING SECURITYHOLDERS TO MAKE SUCH OFFER OR SOLICITATION

    The Selling Securityholders and any other person participating in the distribution of the Shares offered hereby will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares.

    The Shares offered hereby may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") by the Selling Securityholders in one or more transactions on NASDAQ, in negotiated transactions, or a combination of such transactions. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal or both. The compensation received by a particular underwriter or broker-dealer may be in excess of customary compensation.

                The date of this Prospectus is          , 1997.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT IN THE SHARES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY, CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS.

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS

    The Company is highly leveraged. As of February 12, 1997, the Company had outstanding (i) $125.0 million principal amount of the Company's 9 3/4 Senior Notes due 2007 (the "New Notes"); and (ii) $90.0 million principal amount of the Company's 12% Senior Notes Due 2003 (the "Existing Notes" and together with the New Notes, the "Senior Notes"). In addition, the Company has the ability to borrow up to $115.0 million under its senior secured credit facility (the "New Credit Facility"). This high level of indebtedness will result in significant interest expense and eventual principal repayment obligations. The Senior Notes are guaranteed by the Company's operating subsidiaries. Borrowings under the New Credit Facility will be secured by substantially all of the assets of the Company and its subsidiaries (other than certain real estate) and guaranteed by the Company's operating subsidiaries. In the event of bankruptcy proceedings involving the Company, the Company's lenders will have a claim upon the Company's assets prior in right to the holders of Common Stock. See "The Company -- Recent Transactions -- New Credit Facility."

    The Company's high degree of leverage could limit its ability to withstand competitive pressures and adverse economic conditions, to take advantage of significant business opportunities that may arise or to meet its obligations. The inability of the Company to service its obligations in respect of the Senior Notes and other indebtedness or obligations would have a material adverse effect on the market value and marketability of the Common Stock.

UNCERTAINTY OF FUTURE ACQUISITIONS; POTENTIAL EFFECTS OF ACQUISITIONS

    The Company intends to continue to make selective acquisitions that would expand its business. There can be no assurance that the Company will be able to locate and acquire additional businesses. To the extent any such acquisition would result in the incurrence or assumption of indebtedness by the Company, such incurrence or assumption must comply with the limitations on the Company's ability to incur or assume indebtedness under the New Credit Facility and the indentures relating to the Senior Notes (the "Indentures"). There can be no assurance that any proposed acquisition will be permissible under these loan agreements or that waivers of any such covenants could be obtained. See "-- Restrictive Debt Covenants."

    In certain instances, a consummated acquisition may adversely affect the Company's financial condition and reported results, at least in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisitions. There can be no assurance that the Recent Acquisitions (as hereinafter defined) made by the Company or any future acquisition, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. As the Company continues to grow, the increasing size of its operations will place additional demands upon existing management resources, which will require the Company to effectively redeploy such resources and, at times, to hire new personnel. If the Company is unable to manage growth effectively, the Company's operating results could be materially adversely affected. Although Common Stock was not used as a material portion of the aggregate consideration in the Recent Acquisitions, the Company may issue a substantial number of shares of Common Stock to fund future acquisitions. By virtue of the foregoing, the Company's acquisitions could have an adverse effect on the market price of the Common Stock.

    Management of the Company has virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations, and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition.

RESTRICTIVE DEBT COVENANTS

    The New Credit Facility contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the Senior Notes. In addition, under the New Credit Facility, the Company is required to comply with specified financial ratios and tests, including interest expense, fixed charges, debt service and total debt coverage ratios. The Indentures also contain a series of restrictive covenants.

    The Company is currently in compliance with the covenants and restrictions contained in the New Credit Facility and the Indentures. However, its ability to continue to comply with financial tests and ratios in the New Credit Facility may be affected by events beyond its control, including prevailing economic, financial, weather and industry conditions. The breach of any such financial covenant could result in the inability of the Company to borrow under the New Credit Facility, the termination of the facility (and the repayment of all amounts outstanding thereunder) or, by virtue of cross default provisions, the acceleration of the maturity of the Senior Notes.

RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS

    Because substantially all of the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. The Company's liability insurance policies provide coverage of up to $25.0 million per loss occurrence and require the Company to pay the first $50,000 of loss per occurrence. In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks, but there can be no assurance that it will be able to prevent any such disturbances.

EFFECTS OF INCLEMENT WEATHER; SEASONAL FLUCTUATIONS OF OPERATING RESULTS

    Because the great majority of a theme park's attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Additionally, four of the Company's parks are primarily water parks which, by their nature, are more sensitive to adverse weather than are theme parks. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

    The operations of the Company are highly seasonal, with more than 90% of park attendance occurring in the second and third calendar quarters of each year. The great majority of the Company's revenue is collected in those quarters while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance. Nevertheless, the market price of the Common Stock may fluctuate significantly in response to variations in the Company's quarterly and annual results of operations.

HIGHLY COMPETITIVE BUSINESS

    The Company's parks compete directly with other theme, water and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. The Company's family entertainment center competes directly with all types of recreational facilities and forms of entertainment within its market area. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment. Certain of the Company's direct competitors have substantially greater financial resources than the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends upon the continued contributions of its executive officers and key operating personnel, particularly Kieran E. Burke, Chairman and Chief Executive Officer and Gary Story, President and Chief Operating Officer. The Company does not have employment agreements with, or key man insurance relating to, Messrs. Burke and Story. The loss of services of, or a material reduction in the amount of time devoted to the Company by, either of such individuals or certain other key personnel could adversely affect the business of the Company. Under certain circumstances, the loss of the services of both Messrs. Burke and Story and the failure to replace them within a specified time period would constitute a default under the New Credit Facility.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS; CHANGE OF CONTROL

    The Company's directors, executive officers and entities affiliated with them beneficially own, in the aggregate, approximately 32.2% of the outstanding Common Stock. As a result, these stockholders, if they were to act together, would likely be able to influence significantly the election of the Company's Board of Directors and other matters requiring approval by the stockholders of the Company, including any required stockholder approval of acquisitions and other significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. The ability of these stockholders to significantly influence the Company is enhanced by the requirement that the Company make an offer to purchase the Senior Notes and repay all indebtedness under the New Credit Facility upon a Change of Control (as defined). Additionally, the Company's authorized but unissued Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

DIVIDENDS UNLIKELY

    The Company has not paid dividends on its Common Stock during the three years ended December 31, 1996 and does not anticipate paying any cash dividends in the foreseeable future. Furthermore, the New Credit Facility and the Indentures restrict the payment of cash dividends by the Company. Earnings, if any, are expected to be retained to finance the Company's growth strategy.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    As of the date of this Prospectus, the Company has 18,298,452 shares of Common Stock outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Of the Company's outstanding shares of Common Stock, approximately 10.8 million shares sold in the Company's 1996 and 1997 public offerings are eligible for sale in the public market without restriction, except for any such shares held by "affiliates" of the Company. In connection with the Common Stock Offering (as hereinafter defined), the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, with certain exceptions (including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company) prior to July 28, 1997 without the prior written consent of Lehman Brothers Inc. ("Lehman Brothers"), one of the representatives of the several underwriters of the Common Stock Offering. In addition, the Company's officers, directors and principal stockholders, who held as of December 31, 1996 in the aggregate approximately
7.2 million shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants), have agreed not to sell any such shares prior to July 28, 1997 (April 28, 1997, in the case of one director, Jack Tyrrell and his affiliates who own approximately 1.2 million "restricted" shares as defined in Rule 144) without the consent of Lehman Brothers. Thereafter, approximately
4.0 million of such shares will be eligible for sale in the public market (subject to applicable volume limitations and other resale conditions imposed by Rule 144) and 2.3 million will become eligible for such sale in August 1997. In connection with The Great Escape Acquisition and the Riverside Acquisition (each as hereinafter defined), the Company is filing the Registration Statement of which this Prospectus forms a part covering the resale of the Shares. However, in connection with the Common Stock Offering, the Selling Securityholders have agreed not to sell any Shares pursuant to this Registration Statement prior to May 1, 1997 without the consent of Lehman Brothers. Commencing May 29, 1997, holders of approximately 7.0 million shares (including approximately 6.0 million shares held by officers, directors and principal shareholders of the Company) will have the right to require the Company to register such shares for sale under the Securities Act. The sale, or the availability for sale, of substantial amounts of Common Stock in the public market at any time subsequent to this Offering could adversely affect the prevailing market price of the Common Stock. See "Description of Securities -- Registration Rights."

                                  THE COMPANY

    The Company is a leading U.S. theme park company which owns and operates eleven regional parks. Based on estimated 1996 attendance of approximately 7.3 million at these parks, the Company is the fourth largest domestic regional park operator. After giving pro forma effect to the acquisitions of Elitch Gardens Amusement Park ("Elitch Gardens") in Denver, Colorado (the "Denver Acquisition"), The Great Escape and Splash Water Kingdom ("The Great Escape") in Lake George, New York ("The Great Escape Acquisition"), two water parks called Waterworld/USA in northern California (the "California Acquisition"), each of which was consummated in the fourth quarter of 1996, and Riverside Park in Springfield, Massachusetts (the "Riverside Acquisition" and together with the Denver Acquisition, The Great Escape Acquisition and the California Acquisition, the "Recent Acquisitions"), which was consummated on February 6, 1997, as if they had occurred on October 1, 1995, the Company's total revenue for the twelve months ended September 30, 1996 would have been approximately $158.7 million. See "--Recent Transactions."

    The Company's parks are located in nine geographically diverse markets with concentrated populations, including (i) Baltimore/Washington DC; (ii) Buffalo/Rochester; (iii) Cleveland; (iv) Columbus, Ohio; (v) Oklahoma City; (vi) Denver; (vii) Lake George/Albany; (viii) San Francisco Bay/Sacramento; and (ix) Springfield, Massachusetts. The Company seeks to provide its customers with quality family entertainment that is affordably priced and close to home. In 1996, the six parks owned by the Company prior to the Recent Acquisitions drew, on average, approximately 88.0% of their patrons from within a 100-mile radius, with approximately 38.4% of visitors utilizing group and other pre-sold tickets and approximately 16.5% utilizing season passes. Each of the Company's parks is individually themed and provides a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets.

    Since current management assumed control in 1989, the Company has acquired ten parks and achieved significant internal growth. As a result of the Company's operating strategy, during the three years ended December 31, 1995, the three parks owned by the Company during that entire period achieved internal growth in attendance and revenue at compounded annual rates of 12.7% and 17.1%, respectively. In August 1995, the Company acquired three of its parks through its acquisition (the "Funtime Acquisition" and together with the Recent Acquisitions, the "Acquisitions") of Funtime Parks, Inc. ("Funtime"). During the first nine months of 1996, these three parks achieved internal growth in attendance and revenue of 15.1% and 23.1%, respectively, compared to the comparable period of 1995. Furthermore, after giving pro forma effect to the Recent Acquisitions as if they had occurred on January 1, 1996, the Company has increased its attendance and revenue from park operations by 6.7 and 9.5 times, respectively, from the nine months ended September 30, 1992, to the nine months ended September 30, 1996.

    The Company believes that each of its parks benefits from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $100 million and would take a minimum of two years to construct a new regional theme park comparable to the Company's four largest parks.

    The Company's senior and operating management team has extensive experience in the theme park industry. Premier's senior executive officers have approximately 35 years aggregate experience in the industry and its seven general managers have an aggregate of approximately 140 years experience in the industry, including approximately 70 years at Premier's parks.

    The Company's strategy for achieving growth includes the following key elements: (i) pursuing on-going growth opportunities at existing parks; (ii) expanding existing parks; and (iii) making selective acquisitions.

PURSUING ON-GOING GROWTH OPPORTUNITIES AT EXISTING PARKS

    The Company believes there are substantial opportunities for internal growth at its existing parks. The Company seeks to increase revenue by increasing attendance and per capita spending, while also maintaining strict control of operating expenses. The primary elements used to achieve this objective are: (i) adding rides and attractions and improving overall park quality; (ii) enhancing marketing, sponsorship and group sales programs; (iii) implementing ticket pricing strategies to maximize ticket revenues and park utilization; (iv) adding and enhancing restaurants and merchandise and other revenue outlets; and (v) adding special events. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels, operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, since a large portion of such expenses is relatively fixed during any given year.

    Management believes it has demonstrated the effectiveness of its strategy at the parks owned prior to the Recent Acquisitions. Since acquiring Adventure World (a combination theme and water park between Baltimore and Washington, D.C.) in 1992, the Company has invested over $28.1 million in that park to add numerous rides and attractions and to improve theming and landscaping. As a result of these improvements, as well as an aggressive and creative marketing strategy, Adventure World's attendance increased during the four seasons ended 1996, at a compounded annual rate of 21.2%. Additionally, revenue at Adventure World increased from $6.0 million for the first nine months of 1992, to $15.2 million during the comparable period of 1996.

    During the 1996 season, the Company has begun to apply its growth strategy at the parks acquired in the Funtime Acquisition. While the Funtime parks generated substantial and stable cash flows prior to their acquisition by Premier, they lacked the sustained capital investment and creative marketing required to realize their full potential. To take advantage of this opportunity, the Company invested approximately $21.9 million at the Funtime parks prior to the 1996 season to add marketable rides and attractions and make other improvements and implemented creative marketing and sales programs. As a result of this strategy, during the first nine months of 1996, the three parks acquired in the Funtime Acquisition achieved growth in attendance and revenue of 15.1% and 23.1%, respectively, compared to the comparable period of 1995.

    Management believes that each of the parks acquired in the Recent Acquisitions offers opportunities to implement the Company's growth strategy. Specifically, the following outlines the Company's strategy for these parks. The Company believes that Elitch Gardens lacks certain marketable rides and attractions and revenue outlets necessary to achieve its attendance potential. In that connection, the Company intends to invest between $20.0 million and $25.0 million at Elitch Gardens for the 1997 and 1998 seasons to add marketable rides and attractions (including a "state-of-the-art" steel looping roller coaster and a "shoot-the-chute" giant splash ride for the 1997 season), to improve landscaping and theming and enhance marketing programs. While The Great Escape (a combination theme and water park) has shown solid performances over the past several years, the Company believes that it can increase the park's attendance and operating cash flow through the continued addition of attractions and the introduction of a more sophisticated marketing strategy. The Company intends to invest between $8.0 million and $12.0 million at The Great Escape for the 1997 and 1998 seasons to add marketable rides and attractions (including a wave pool for the 1997 season) and to make other improvements. The Company currently expects to invest between $15.0 million and $20.0 million at Riverside Park for the 1997 and 1998 seasons to add additional marketable rides and attractions (including a "state-of-the-art" steel looping roller coaster for the 1997 season) and to make other improvements. Finally, the Company believes that the two water parks acquired in the California Acquisition (together with a family entertainment center, "Waterworld") have growth potential, although more limited than other recently-acquired parks. The Company intends to add a marketable attraction to each of the water parks in the next two to three years to achieve growth in attendance and operating cash flow.

EXPANDING EXISTING PARKS

    In addition to pursuing on-going growth opportunities at its parks, the Company is considering a number of expansions at several of its parks in order to increase attendance and per-capital spending. For example, the Company expects to expand its Darien Lake theme park and camping resort in western New York by purchasing additional recreational vehicles (RV's) and may in the future construct economy motel rooms to supplement the campground. In addition, the Company may add campgrounds or an amphitheater at Frontier City, its western-themed park in Oklahoma City. The Company is also considering adding a more complete complement of "dry" rides to Wyandot Lake, which is currently primarily a water park. In addition, the Company owns 400 acres adjacent to Adventure World which are zoned for entertainment, recreational and residential uses and are available for complementary uses. Additional acreage owned by the Company and suitable for development exists at several of the Company's other parks.

MAKING SELECTIVE ACQUISITIONS

    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Management believes that, in addition to the Recent Acquisitions, there are numerous acquisition opportunities that would expand its business. The Company's primary target for acquisitions will continue to be regional parks with attendance between 300,000 and 1.5 million annually. In most cases, the Company will seek to acquire outright ownership of parks, as it has with Acquisitions. However, transactions maybe undertaken in other forms, including acquisition of less than full ownership, such as participations in park management, leases or joint venture arrangements. In that connection, the Company has recently entered into an agreement with a municipal authority of the City of Vallejo, California relating to the management by the Company of Marine World/Africa USA, a marine and exotic wildlife park located in Vallejo, 32 miles northeast of San Francisco. Under the management agreement, the Company will manage the park for a term of up to five years for an annual management fee of $250,000 plus an incentive fee (not to exceed $250,000 per annum) based on a percentage of revenues in excess of specified amounts. In addition, the authority has agreed in principle to grant the Company an option to lease on a long-term basis land adjacent to the park at an exercise price of $3.0 million, which would be used to fund improvements to the facility. If the option is not granted, the Company is permitted to terminate the management agreement.

    As the only owner of multiple parks in numerous markets that has been actively making acquisitions of parks in this range over the last several years, the Company believes it has a number of competitive advantages in acquiring parks of this size. Historically, operators of destination or large regional park chains have not generally sought to acquire parks in the Company's primary target range and do not have the experience or management structure to readily operate parks of that size profitably. Additionally, as a multi-park operator with a track record of successfully acquiring, improving and repositioning parks, the Company has numerous competitive advantages over single-park operators in pursuing acquisitions and improving the operating results at acquired parks. These advantages include the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale; (iii) attract greater sponsorship revenue, support from sponsors with nationally-recognized brands and marketing partners;
(iv) recruit and retain superior management; (v) optimize the use of capital assets by rotating rides among its parks to provide fresh attractions; and (vi) access capital markets. See "-- Recent Transactions" and "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions."

                            THE THEME PARK INDUSTRY

    The theme park industry includes destination and regional parks. Destination parks are designed primarily to attract visitors who travel long distances and incur significant expense to visit the parks' attractions as part of an extended stay. Regional theme parks, such as those operated by the Company, are designed to attract visitors for a full day or a significant number of hours. Management views regional parks as those that draw the majority of their patrons from within a 50-mile radius of the park and the great majority of their visitors from within a 100-mile radius of the park. Management believes that destination parks are typically more affected by the national economy than are regional parks.

    According to U.S. News & World Report, the total North American amusement/theme park attendance in 1995 was approximately 255 million, compared to 151 million in 1970. Revenue for 1995 was approximately $5 billion, up from $321 million in 1970. These increases represent compound annual growth rates of 2.1% for attendance and 11.6% for revenues over the twenty-five year period. According to Amusement Business, a recognized industry publication, total attendance for the 40 largest parks in North America, which include both destination and regional parks, was 144.5 million in 1995, compared to 123.4 million in 1991, representing a compound annual growth rate of 4.0% over this period. The Company believes that this growth in the industry reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010; and (ii) an increasing emphasis on family-oriented leisure and recreation activities.

                              RECENT TRANSACTIONS

    THE DENVER ACQUISITION. On October 31, 1996, the Company acquired substantially all of the assets of Elitch Gardens Company, used in the operation of Elitch Gardens, for $62.5 million in cash.

    THE CALIFORNIA ACQUISITION. On November 19, 1996, the Company acquired substantially all of the assets of Family Recreational Enterprises, Inc. ("FRE") and Concord Entertainment Company, an affiliate of FRE, used in the operation of Waterworld for an aggregate cash purchase price of $17.25 million.

    THE GREAT ESCAPE ACQUISITION. On December 4, 1996, the Company acquired substantially all of the assets of Storytown USA, Inc. and Fantasy Rides Corporation (collectively, "Storytown") used in the operation of The Great Escape for a cash purchase price of $33.0 million. In addition, at the closing of the transaction, the Company issued 9,091 shares of Common Stock to a charitable organization affiliated with Charles R. Wood, the sole shareholder of Storytown, which shares have been included in the Registration Statement of which this Prospectus forms a part. See "Selling Securityholders."

    THE RIVERSIDE ACQUISITION. On February 6, 1997, the Company acquired all of the capital stock of Stuart Amusement Company, the owner of Riverside Park and the adjacent multi-use stadium (collectively, "Riverside") for $22.15 million, of which $1.0 million was paid by delivery of 32,129 shares of Common Stock (the "Riverside Stock"), with the balance paid in cash. In addition, at the closing, the Company funded the Net Operating Expenses (as defined) of Riverside for the period subsequent to October 31, 1996. In connection with the Riverside Acquisition, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with Edward J. Carroll, Jr., and The Carroll Family Limited Partnership, the sellers of Riverside, pursuant to which the Company agreed to file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the Securities Act covering the resale of the Riverside Stock. Pursuant thereto, the Riverside Stock has been included in the Registration Statement of which this Prospectus forms a part. See "Selling Securityholders."

    NEW CREDIT FACILITY. In October 1996, the Company entered into a $115.0 million senior secured credit facility (as amended, the "New Credit Facility") with a syndicate of banks to finance acquisitions and capital expenditures at existing and acquired parks and to provide working capital. Specifically, the New Credit Facility provides for (i) a $30.0 million revolving credit facility for working capital and general corporate purposes, maturing on December 31, 2001; and (ii) an $85.0 million reducing revolving credit facility to fund acquisitions and make capital improvements which will reduce to $75.0 million principal amount on December 31, 1999 and $45.0 million on December 31, 2000 and will mature on December 31, 2001. Borrowings under the New Credit Facility will be secured by substantially all of the assets of the Company (other than real estate). At the date of this Prospectus, no amounts were outstanding under the New Credit Facility.

    COMMON STOCK OFFERING. On January 31, 1997, the Company completed a public offering of 6,900,000 shares of Common Stock (the "Common Stock Offering") at a price to the public of $29 per share, generating net proceeds of approximately $189.8 million.

    NOTES OFFERING. On January 31, 1997, the Company completed a public offering (the "Notes Offering") of $125 million aggregate principal amount of its 9 3/4% Senior Notes due 2007, generating net proceeds of approximately $120.7 million.

                                USE OF PROCEEDS

    The Selling Securityholders will receive all of the net proceeds from the sale of the Shares offered hereby. The Company will not receive any proceeds from the sale of such Shares.

                            SELLING SECURITYHOLDERS

    The following Selling Securityholders are the holders of the number of Shares set forth opposite their respective names. The information contained in this table is presented as of the date of this Prospectus and is provided to the best knowledge of the Company. No Selling Securityholder has held any position or office or had any other material relationships with the Company within the past three years. The Shares offered pursuant to the Registration Statement of which this Prospectus forms a part may be offered from time to time by the Selling Securityholders named below or their nominees. The Selling Securityholders are under no obligation to sell all or any portion of such Shares pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of their Shares pursuant to this Prospectus, no estimate can be provided as to the number of Shares that will be held by each Selling Securityholder following the termination of the Offering.

                                                                         SHARES OWNED PRIOR TO
NAME                                                                           OFFERING             SHARES OFFERED
-------------------------------------------------------------------  -----------------------------  ---------------
Edward J. Carroll, Jr..............................................              13,230(1)                13,230
The Carroll Family Limited Partnership.............................              18,899(1)                18,899
Double "H" Hole in the Woods Ranch, Inc............................               9,091(2)                 9,091

------------------------

(1) The Shares were issued as partial consideration for the Riverside Acquisition and are being registered hereby pursuant to the Registration Rights Agreement which provides that, subject to certain exceptions, if at any time during the two years following the effective date of this Registration Statement, Premier proposes to register any shares of Common Stock in one or more registration statements under the Securities Act in connection with an underwritten offering (the "Underwritten Offering") and if requested by the managing underwriters of the Underwritten Offering, the named Selling Securityholders will not effect any public sale or distribution of the Shares owned by them pursuant to the Registration Statement of which this Prospectus forms a part during the ten-day period prior to, and during the 90-day period beginning on, the closing date of each such Underwritten Offering, without the consent of the managing underwriters. In connection with the Common Stock Offering and in accordance with the terms of the Registration Rights Agreements, no sales of Shares may be made pursuant to this Prospectus prior to April 28, 1997 without the consent of Lehman Brothers.

(2) The Shares were issued in connection with The Great Escape Acquisition. Double "H" Hole in the Woods Ranch, Inc ("Double "H") is a charitable organization affiliated with Mr. Charles R. Wood, the former owner of The Great Escape. In connection with the Common Stock Offering and in accordance with the terms of an agreement by Double "H", no sales of Shares may be made pursuant to this Prospectus prior to April 28, 1997 without the consent of Lehman Brothers.

                              PLAN OF DISTRIBUTION

    The Shares offered hereby are being offered on behalf of the Selling Securityholders. The Company will not receive any proceeds from this Offering.

    The sale of the Shares by the Selling Securityholders may be effected in one or more transactions on NASDAQ, in negotiated transactions or a combination of such transactions. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal or both. The compensation received by a particular underwriter or broker-dealer may be, but are not presently expected to be, in excess of customary compensation. Those persons who act as broker-dealers or underwriters in connection with the sale of the Shares will be selected by the Selling Securityholders and may have other business relationships with, and perform services for, the Company in the ordinary course of business. A Selling Securityholder or any underwriter or broker-dealer who acts in connection with the sale of the Shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such underwriter or broker-dealer and any profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of two business days prior to the commencement of such distribution, except under certain limited circumstances. In addition to, and without limiting the foregoing, the Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of Shares of Common Stock by the Selling Securityholders and any other persons.

    The Company has agreed to pay all of the expenses incident to the registration, offering and sale of the Shares to the public other than selling commissions or discounts of underwriters, broker-dealers or agents and legal fees and expenses incurred by the Selling Securityholders.

    An investor may only purchase the Shares being offered hereby if such Shares are qualified for sale or are exempt from registration under the applicable state securities laws of the state in which such prospective purchaser resides.

    In connection with the Common Stock Offering and in accordance with certain agreements of the Selling Securityholders, no sales of Shares may be made pursuant to this Prospectus prior to April 28, 1997 without the consent of Lehman Brothers.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company's authorized capital stock includes 30,000,000 shares of Common Stock, par value $0.05 per share. Each share of Common Stock entitles the holder thereof to one vote. Holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. As of the date of this Prospectus, 18,298,452 shares of Common Stock were outstanding.

    The Liberty National Bank & Trust Company, Oklahoma City, Oklahoma, is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

    The Company's authorized capital stock includes 500,000 shares of Preferred Stock, par value $1.00 per share. The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of such series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distribution upon liquidation of the Company, and other preferences over the holders of the Common Stock. No shares of Preferred Stock are currently outstanding.

REGISTRATION RIGHTS

    The Company is filing this Registration Statement covering the resale of the Shares issued in the Riverside Acquisition and The Great Escape Acquisition. However, pursuant to certain agreements with the Selling Securityholders, no Shares may be sold pursuant hereto prior to April 28, 1997, without the consent of Lehman Brothers. In addition, holders of approximately 7.0 million shares of Common Stock have rights to require the Company to register such shares for sale under the Securities Act commencing May 29, 1997. In addition, such holders have the right to have such shares included in a future registration statement relating to Common Stock and, in certain cases, other than equity securities, subject to customary provisions relating to the right of the underwriters of any such offering to exclude such shares if their inclusion would impair the success of such offering. In the event such holders exercise their registration rights, the Company will be required to bear all registration expenses other than underwriting discounts or other selling expenses and fees and expenses of counsel to such holders.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    As of the date of this Prospectus, the Company has 18,298,452 shares of Common Stock outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Of the Company's outstanding shares of Common Stock, approximately 10.8 million sold in the Company's 1996 and 1997 public offerings are eligible for sale in the public market without restriction, except for any such shares held by "affiliates" of the Company. In connection with the Common Stock Offering, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock or other capital stock, with certain limited exceptions (including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company), prior to July 28, 1997 without the prior written consent of Lehman Brothers. The Company's officers, directors and principal stockholders, who held as of December 31, 1996 in the aggregate approximately
7.2 million shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants), have agreed not to sell any such shares prior to July 28, 1997 (April 28, 1997, in the case of one director, Jack Tyrrell and his affiliates, who own approximately 1.2 million "restricted" shares as defined in Rule 144) without the consent of Lehman Brothers. Thereafter, approximately
4.0 million of such shares will be eligible for sale in the public market (subject to applicable volume limitations and other resale conditions imposed by Rule 144) and 2.3 million will become eligible for such sale in August 1997. In connection with The Great Escape Acquisition and the Riverside Acquisition, the Company agreed to file this Registration Statement covering the resale of the Shares issued in connection therewith. However, no Shares may be sold pursuant to this Registration Statement prior to April 28, 1997, without the consent of Lehman Brothers. Commencing May 29, 1997, holders of approximately 7.0 million shares (including approximately 6.0 million shares held by officers, directors and principal shareholders of the Company) will have the right to require the Company to register such shares for sale under the Securities Act. The sale, or the availability for sale, of substantial amounts of Common Stock in the public market at any time subsequent to the Offering could adversely affect the prevailing market price of the Common Stock. See "-- Registration Rights."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:

    1. The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

    4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

    5. The Company's Current Reports on Form 8-K, dated November 13, as amended, December 4, as amended, and December 11, 1996, as amended, respectively.

    6. The Company's Registration Statement on Form S-2 (Registration No. 333-16573), as amended.

    7. The Company's Registration Statement on Form S-2 (Registration No. 333-16763), as amended.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Premier Parks Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention:
Richard A. Kipf, Corporate Secretary (telephone number: (405) 475-2500, Ext.
219).

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Proxy statements, periodic reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement, including the exhibits and schedules thereto, which may be inspected or obtained as provided in the foregoing paragraph.

                                 LEGAL MATTERS

    The validity of the Shares being offered hereby will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) have been incorporated by reference herein, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information of the Company as of and for the nine months ended September 30, 1996, included in the Company's Registration Statement on Form S-2 (Registration Statement No. 333-16573) and incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

    The consolidated financial statements of Funtime Parks, appearing in Premier Parks Inc.'s Registration Statement on Form S-2 (Registration No. 333-16573), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Elitch Gardens Company appearing in Premier Parks Inc.'s Registration Statement on Form S-2 (Registration No. 333-16573), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of The Great Escape, as of October 31, 1994 and 1995, and for the years then ended, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of FRE, Inc. (Family Recreational Enterprises, Inc.) as of December 31, 1993, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) have been incorporated by reference herein in reliance upon the report of Nelson & Company, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Concord Entertainment Company, as of December 31, 1995, and for the year ended December 31, 1995, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) have been incorporated by reference herein in reliance upon the report of Nelson & Company, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Stuart Amusement Company as of September 30, 1995 and 1996, and for each of the years in the three-year period ended September 30, 1996, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Risk Factors...................................           2
The Company....................................           6
Use of Proceeds................................          11
Selling Securityholders........................          11
Plan of Distribution...........................          12
Description of Securities......................          13
Incorporation of Certain Information by
  Reference....................................          15
Available Information..........................          16
Legal Matters..................................          16
Experts........................................          16

                            ------------------------

                                 41,220 SHARES

                               PREMIER PARKS INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses to be borne by the Company in connection with the sale and distribution of the Shares offered hereby. None of the expenses will be borne by the selling shareholders named in the Prospectus, each of which shall be borne by the Registrant. The amounts shown are estimates, except for the Securities and Exchange Commission filing fee.

Securities and Exchange Commission Filing Fee.....................  $  395.03
Legal Fees and Expenses...........................................  $
Miscellaneous.....................................................  $
    Total fees and expenses.......................................  $

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article XXV of registrant's By-Laws which provides for indemnification by the registrant in the manner and to the full extend permitted by Delaware law.

ITEM 16. EXHIBITS

    The following exhibits are being filed herewith:

  EXHIBITS
-----------

       5.1   Opinion of Baer Marks & Upham LLP.

      23.1   Consent of Baer Marks & Upham LLP (contained in their opinion constituting Exhibit 5.1).

      23.2   Consent of KPMG Peat Marwick LLP.

      23.3   Consent of Ernst & Young LLP.

      23.4   Consent of Ernst & Young LLP.

      23.5   Consent of KPMG Peat Marwick LLP.

      23.6   Consent of Nelson & Company.

      23.7   Consent of Nelson & Company.

      23.8   Consent of KPMG Peat Marwick LLP.

      24.1   Power of Attorney (contained in Part II of this Registration Statement).

ITEM 17. UNDERTAKINGS

    The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (5) That for purposes of determining any liability under the Securities Act each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, February 11, 1997.

                                                    PREMIER PARKS INC.
                                                 By: /s/ KIERAN E. BURKE

                                                     ---------------------------
                                                           Kieran E. Burke
                                                        CHAIRMAN OF THE BOARD
                                                     AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Kieran E. Burke, Gary Story, James F. Dannhauser and James M. Coughlin, or any of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                 /s/ KIERAN E. BURKE                    Chairman of the Board and Chief
     -------------------------------------------          Executive Officer (principal        February 11, 1997
                   Kieran E. Burke                        executive officer)

                    /s/ GARY STORY
     -------------------------------------------        Director, President and Chief         February 11, 1997
                      Gary Story                          Operating Officer

               /s/ JAMES F. DANNHAUSER                  Chief Financial Officer and
     -------------------------------------------          Director (principal financial       February 11, 1997
                 James F. Dannhauser                      officer)

                 /s/ RICHARD R. WEBB
     -------------------------------------------        Vice President (principal             February 11, 1997
                   Richard R. Webb                        accounting officer)

                /s/ PAUL A. BIDDELMAN
     -------------------------------------------        Director                              February 11, 1997
                  Paul A. Biddelman

                /s/ MICHAEL E. GELLERT
     -------------------------------------------        Director                              February 11, 1997
                  Michael E. Gellert

                   /s/ JACK TYRRELL
     -------------------------------------------        Director                              February 11, 1997
                     Jack Tyrrell

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

EXHIBIT NUMBER                                           DESCRIPTION                                        PAGE NUMBER
-----------------  ---------------------------------------------------------------------------------------  -----------

          5.1      Opinion of Baer Marks & Upham LLP......................................................

         23.1      Consent of Baer Marks & Upham LLP
                     (contained in their opinion constituting Exhibit 5.1). ..............................

         23.2      Consent of KPMG Peat Marwick LLP.......................................................

         23.3      Consent of Ernst & Young LLP. .........................................................

         23.4      Consent of Ernst & Young LLP. .........................................................

         23.5      Consent of KPMG Peat Marwick LLP. .....................................................

         23.6      Consent of Nelson & Company. ..........................................................

         23.7      Consent of Nelson & Company. ..........................................................

         23.8      Consent of KPMG Peat Marwick LLP. .....................................................

         24.1      Power of Attorney (contained in Part II
                     of this Registration Statement). ....................................................